Free Writing Prospectus

Dated February 19, 2015

Filed Pursuant to Rule 433(d)

Registration No. 333-189212

Registration No. 333-189212-07

$1 billion Carmax Auto Owner Trust 2015-1

Jt-Leads: BofAML (struc), RBC, Wells                 Co-Mgrs: Barc, MUFG, Scotia, Suntrust

CL	$SIZE(MM)	S&P/FITCH	WAL	PWIN	BENCH	Spread	Yld%	CPN	$ PRICE
A1	191.00	A-1+/F1+	0.28	1-7			0.240%	0.24%	100.00000%
A2	320.00	AAA/AAA	1.12	7-21	EDSF	+35	0.891%	0.88%	99.98959%
A3	319.00	AAA/AAA	2.50	21-41	ISWP	+31	1.394%	1.38%	99.97556%
A4	115.00	AAA/AAA	3.76	41-48	ISWP	+37	1.843%	1.83%	99.97835%
B	22.50	AA/AA	3.97	48-48	ISWP	+65	2.180%	2.17%	99.99941%
C	18.50	A/A	3.97	48-48	ISWP	+95	2.480%	2.46%	99.97254%
D	14.00	BBB/BBB	3.97	48-48	ISWP	+165	3.180%	3.15%	99.96604%

*No Grow*

BILL & DELIVER	: BofAML	BBG TICKER	: CARMX 15-1
REGISTRATION	: PUBLIC	EXPECTED RATINGS	: S&P/Fitch
EXPECTED SETTLE	: 2/26/15	FIRST PAY DATE	: 3/16/15
ERISA ELIGIBLE	: YES	EXPECTED PRICING	: Priced
DENOMS	: $5k/$1k	PXG SPEED	: 1.3% ABS to Call

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322.

The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.